                                                                     EXHIBIT 11



                        EARNINGS PER SHARE COMPUTATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)



                                               THREE MONTH PERIOD
                                                 ENDED MARCH 31,
                                              ----------------------
                                               1999           1998
                                              -------        -------
EARNINGS PER COMMON AND DILUTIVE
  POTENTIAL SHARE:
  Net Income                                  $ 8,750        $ 7,664
                                              =======        =======

  Shares:
  Weighted average number of common
    shares outstanding - Basic                 26,582         25,504
  Effect of dilutive securities (a):
    Stock options                                 302            775
                                              -------        -------
      Adjusted common shares - Diluted         26,884         26,279
                                              =======        =======

EARNINGS PER SHARE - DILUTED                  $  0.33        $  0.29
                                              =======        =======

(a) Shares issuable were derived using the "Treasury Stock Method" for all dilutive potential equivalents.